EXHIBIT 99.1
DAVID L. PUGH, CHAIRMAN & CEO OF APPLIED INDUSTRIAL TECHNOLOGIES,
ANNOUNCES PLAN FOR RETIREMENT
CLEVELAND, OHIO (April 27, 2011) — The Board of Directors of Applied Industrial Technologies (NYSE: AIT) today announced that Chairman and Chief Executive Officer, David L. Pugh, has informed the Board that he will retire by the Company’s next annual shareholder meeting to be held in October of 2011. Mr. Pugh, age 62, will also step down from the Board at the same time.
“Dave has been an outstanding leader during his tenure as CEO of Applied Industrial Technologies,” said Peter A. Dorsman, the lead non-executive director of Applied’s Board. “His disciplined focus on cost control, customer service, profitability, and employee development has shaped the Company’s strategy and produced superior results. The Company has grown steadily, navigated difficult economic conditions, and returned excellent value to shareholders. Applied today is strong, growing and well positioned to meet the needs of its customers throughout North America.”
“My decision to retire is driven by what I really want to be doing at this stage of my life, spending more time with family and on faith-based work,” said Mr. Pugh. “I am very gratified with all that our organization has accomplished over the last 11 years. We’re coming off a strong year, and we have all the elements in place for continued success. I will work with the Board to implement an effective transition plan. I feel blessed to have been a part of this wonderful organization.”
A search committee comprised of current Board members has been established. An internationally recognized executive search firm has been engaged to assist the committee in leading a comprehensive search process to determine Mr. Pugh’s successor, with both internal and external candidates being considered.
Mr. Pugh joined Applied as President & Chief Operating Officer in January 1999. He was named Chief Executive Officer in January 2000 and Chairman in October 2000. He joined Applied from Rockwell International Corporation, where he served as Senior Vice President of the industrial control group. Prior to joining Rockwell in 1994, he held various positions at Square D Company and Westinghouse Electric. He currently serves on the boards of Hexcel Corporation and R.W. Beckett Corporation. He also serves on the board of the United Way and is a National Trustee — Midwest Region for the Boys & Girls Clubs of America. A native of Lynchburg, VA, he earned a Bachelor of Science degree in electrical engineering from Duke University.
With approximately 470 facilities and 4,600 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2010, Applied posted sales of $1.89 billion. Applied can be visited on the Internet at http://www.applied.com.
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For further information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.